Exhibit 5

WILMERHALE LETTERHEAD

March 31, 2006

Varian Semiconductor Equipment Associates, Inc.

35 Dory Road

Gloucester, Massachusetts 01930

Re:	Deferred Compensation Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $60,000,000 of deferred compensation obligations (the “Obligations”), which will represent unsecured obligations of Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (the “Company”), in accordance with the terms of the Varian Semiconductor Equipment Associates, Inc. Deferred Compensation Plan (the “Plan”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, we are of the opinion that when issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to the bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Varian Semiconductor Equipment Associates, Inc.

March 31, 2006

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ David A. Westenberg
Partner